Exhibit 99.1

EVERTEC DECLARES QUARTERLY DIVIDEND ON COMMON STOCK
SAN JUAN, PUERTO RICO - October 19, 2023 - EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that its Board of Directors (the “Board”) declared a regular quarterly dividend of $0.05 per share on October 19, 2023 to be paid on December 1, 2023 to stockholders of record as of October 30, 2023.
EVERTEC’s Board anticipates declaring this dividend in future quarters on a regular basis; however, future declarations are subject to the Board's approval and may be adjusted as business needs or market conditions change.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean and Latin America, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company processes over six billion transactions annually and manages a system of electronic payment networks in Puerto Rico and Latin America and offers a comprehensive suite of services for core banking, cash processing, and fulfillment in Puerto Rico. Additionally, the Company offers technology outsourcing and payment transactions fraud monitoring to all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Investor Contact
Beatriz Brown-Sáenz
(787) 773-5442
IR@evertecinc.com